Exhibit 99.3

NR-22-04

GOLD RESERVE INC. ANNOUNCES APPOINTMENT OF JAMES TUNKEY AS ADDITIONAL DIRECTOR

SPOKANE, WASHINGTON, November 7, 2022

Gold Reserve Inc. (TSX.V: GRZ) (OTCQX: GDRZF) (“Gold Reserve” or the “Company”) today announced that it has appointed James Tunkey (“Mr. Tunkey”) as a director of the Company pursuant to the terms of a memorandum of agreement (the “Agreement”) with Camac Partners, LLC, Camac Fund, LP and Camac Fund II, LP.

Following the appointment of Mr. Tunkey, the board of directors of the Company (the “Board”) is composed of eight directors, being: James H. Coleman, Rockne J. Timm, James P. Geyer, Robert A. Cohen, James Michael Johnston, Yves M. Gagnon, A. Douglas Belanger and Mr. James Tunkey.

In connection with the terms of the Agreement, the Company will be including Mr. Tunkey as an additional nominee for election to the Board to be considered at the Company’s upcoming annual meeting of shareholders to be held on November 17, 2022 (the “Meeting”). As previously disclosed by the Company,

A. Douglas Belanger will not be standing for re-election at the Meeting.

In order to add Mr. Tunkey as an additional director nominee at the Meeting, it is anticipated that motions will be made to amend the resolutions placed before the Meeting regarding the director nominees to be elected at the Meeting, as further described below. Management of the Company intends to rely on its discretionary authority granted pursuant to the proxies currently being solicited in conjunction with the Company’s management information circular dated October 5, 2022 (the “Circular”) to vote FOR the foregoing amendments and the election of Mr. Tunkey as a director of the Board.

Additional Information

The Circular has been mailed to shareholders and is available for viewing on SEDAR (www.sedar.com). The Circular is hereby amended to reflect the additional information set out below. Except as described below, the Circular remains unchanged from the version that was mailed to the shareholders of the Corporation and previously filed on SEDAR.

Each of the Circular and form of proxy previously distributed to registered shareholders in connection with the Meeting confers discretionary authority upon management (or such other person designated as proxyholder therein) to vote on amendments or variations of matters coming before the Meeting.

In order to add Mr. Tunkey as an additional director nominee at the Meeting, it is anticipated that a motion will be made to add Mr. Tunkey as an additional director nominee, in addition to those nominees as set out on pages 6 through 8 of the Circular. Management of the Company intends to rely on its discretionary authority granted pursuant to the proxies currently being solicited in conjunction with the Circular to vote in favor of the foregoing amendment and the election of Mr. Tunkey to the Board.

The below sets forth certain additional information regarding Mr. Tunkey:

Name and Place of Residence	Principal Occupation	Director of Gold Reserve Inc. since	Shares Beneficially Owned, or Controlled or Directed, directly or indirectly	Member of Committee
James Tunkey New York, New York, USA
Mr. Tunkey has 28 years of experience in global risk advisory, including asset tracing and recovery, and political and operational risk management. He is the Chief Operating Officer of a global investigations and security consulting company named I-OnAsia. Mr. Tunkey was a director of Kroll Associates and Pinkerton Business Intelligence & Investigations prior to joining I-OnAsia in 2004. Mr. Tunkey holds a TRIUM Master of Business (MBA), jointly conferred by the London School of Economics, HEC Paris, and NYU Stern School of Business. He is a Qualified Risk Director and a Certified Fraud Examiner. Mr. Tunkey holds other professional certificates, including in Corruption Control and Organizational Integrity from Harvard’s JFK School of Government.
		N/A	None	N/A

Based on information provided by Mr. Tunkey, he: (a) is not, at the date of this release, or has not been within the 10 years before the date of this release, a director, chief executive officer or chief financial officer of any company that, while acting in that capacity (i) was the subject of a cease trade order or an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days (an “order”), or (ii) was subject to an order that was issued after such Mr. Tunkey ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while Mr. Tunkey was acting in the capacity as director, chief executive officer or chief financial officer; (b) is not, at the date of this release, or has not been within the 10 years before the date of this release, a director or executive officer of any company that, while acting in that capacity, or within a year of ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (c) within the 10 years before the date of this release, has not become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of Mr. Tunkey.

Based on information provided by Mr. Tunkey, he: (a) has not been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or entered into a settlement agreement with a securities regulatory authority; or (b) has not been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for Mr. Tunkey.

Based on information provided by Mr. Tunkey, he is not as of the date hereof and was not, at any time since the beginning of the most recently completed financial year of the Company, indebted in respect of any purchase of securities or otherwise, to the Company or any of its subsidiaries or to any other entity for which the indebtedness was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

Based on information provided by Mr. Tunkey, none of Mr. Tunkey or his associates or affiliates have: (a) any material interest, direct or indirect, in any transaction since the commencement of the Company's most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries; or (b) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting, other than the election of directors.

Shareholder Meeting Details

If a registered shareholder has submitted a management proxy and does not wish the proxy to be voted in the manner set out above, they may revoke or change their proxy at any time prior to its exercise:

(a) by delivering a written notice of revocation or another signed proxy bearing a later date to the Secretary of the Company at its principal executive office located at 999 W. Riverside Avenue, Suite 401, Spokane, Washington 99201, USA not later than 48 hours preceding the Meeting or any adjournment or postponement thereof, or (b) by giving notice or by voting in person at the Meeting.

If a non-registered or beneficial shareholder wishes to revoke their previously given voting instructions, they must contact the intermediary through which such non-registered shareholder’s shares are held and follow the instructions of the intermediary respecting the revocation of proxies. In order to ensure that an intermediary acts upon a revocation of a proxy form or voting instruction form, the written notice should be received by the intermediary well in advance of the Meeting.

If you have any questions about any of the information in the Circular, this press release or require assistance in completing your form of proxy or voting instruction form, please consult your financial, legal, tax and other professional advisors.

Gold Reserve Inc. Contact

A. Douglas Belanger, President 999 W. Riverside Ave., Suite 401 Spokane, WA 99201 USA
Tel. (509) 623-1500

Fax (509) 623-1634

Cautionary Statement Regarding Forward-Looking Information

This release contains “forward-looking statements” within the meaning of applicable U.S. federal securities laws and “forward-looking information” within the meaning of applicable Canadian provincial and territorial securities laws and state Gold Reserve’s and its management’s intentions, hopes, beliefs, expectations or predictions for the future. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking information. These statements generally can be identified by the use of forward-looking words such as "will", "may", "should", "could", "intend", "estimate", "plan", "anticipate", "expect", "believe", "potential" or "continue", or the negative thereof or similar variations. Forward-looking information in this news release include, but are not limited to, statements regarding the Company's Meeting. Although the Company believes that the expectations reflected in such forward-looking information are reasonable, such information involves risks and uncertainties, and undue reliance should not be placed on such information, as unknown or unpredictable factors could have material adverse effects on future results, performance or achievements of the Company.

There are numerous risks and uncertainties that could cause actual results and the Company's plans and objectives to differ materially from those expressed in the forward-looking information, including those listed in the Company’s Management’s Discussion & Analysis for the year ended December 31, 2021 which have been filed on SEDAR and are available under the Company’s profile at www.sedar.com and which form part of the Company’s Form 40-F for the year ended December 31, 2021 which has been filed on EDGAR and are available under the Company’s profile at www.sec.gov/edgar.

Investors are cautioned not to put undue reliance on forward-looking information. All subsequent written and oral forward-looking information attributable to Gold Reserve or persons acting on its behalf are expressly qualified in their entirety by this notice. Gold Reserve disclaims any intent or obligation to update publicly or otherwise revise any forward-looking information or the foregoing list of assumptions or factors, whether as a result of new information, future events or otherwise, subject to its disclosure obligations under applicable rules promulgated by the Securities and Exchange Commission and applicable Canadian provincial and territorial securities laws.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.